Exhibit 1.A(3)(b)

Southland Life Insurance Company Distribution Agreement

     This agreement made effective September 1, 2001, by and between Southland Life Insurance Company, a Texas domestic insurance company ("ING Southland") on its own behalf and on behalf of Southland Life Insurance Company Separate Account A1 ("Account A1") and Southland Life Insurance Company Separate Account L1 ("Account L1") and both Account A1 and Account L1 are sometimes collectively referred to as the "Separate Accounts" and ING America Equities Inc., a Colorado corporation ("INGAE").

     WHEREAS, ING Southland has established and maintains the Separate Accounts which are separate investment accounts, for the purposes of funding and distribution of variable annuity and variable life insurance contracts (the "Contracts") through INGAE, acting as agent of ING Southland;

     WHEREAS, the Separate Accounts are or will be registered as Unit Investment Trusts under the Investment Company Act of 1940 ("the 1940 Act") or exempt therefrom;

     WHEREAS, INGAE is registered as a Broker/Dealer under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers Inc. ("NASD");

     WHEREAS, ING Southland has retained INGAE as the Distributor and Principal Underwriter to provide for the sale and distribution of the contracts issued by ING Southland and funded by interests in the general account of ING Southland and in the Separate Accounts;

     WHEREAS, the parties agree that there is a desire to integrate the previously existing agreement dated April 1, 1996, and its subsequent amendments along with ministerial/clerical corrections into this current agreement which shall replace the prior existing documents.

     Now therefore in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

I. PRINCIPAL UNDERWRITER

     ING Southland appoints INGAE for the term of this agreement, subject to the registration requirements of the Securities Act of 1933 (the "1933 Act") and the 1940 Act and the provisions of the 1934 Act to be the Distributor and Principal Underwriter for the sale of contracts in all states and jurisdictions in which the contracts may lawfully be sold.

     ING Southland also appoints INGAE as its independent general agent for sale of its contracts as ING Southland may, from time to time, authorize in writing by amendment hereto.

     INGAE shall offer the contracts for sale and distribution at rates set by ING Southland.

II. Selling Agreements

     INGAE is authorized to enter into separate written agreements, on such terms and conditions as INGAE determines are consistent with this agreement, with such qualified entities which agree to participate as a general agent or Broker/Dealer, as appropriate, in the distribution of the contracts and to use their best efforts to solicit applications for Contracts. All such Broker/Dealers (hereinafter a "Broker/Dealer") shall be registered as a Broker/Dealer under the 1934 Act and shall be a member in good standing of the NASD. INGAE is responsible for ensuring that Broker/Dealer and its agents or representatives and general agents and sub-agents soliciting applications for Contracts shall be duly and appropriately licensed, registered and otherwise qualified for sale of the Contracts under the insurance laws and applicable securities laws of each state or jurisdiction in which such Contracts may lawfully be sold and in which ING Southland is authorized to sell such contracts. ING Southland shall undertake to appoint Broker/Dealer's qualified agents or representatives and general agents and sub-agents as life insurance agents of ING Southland, provided that ING Southland reserves the right to refuse to appoint any representative, agent, or sub-agent, are once appointed, to terminate such appointment. INGAE shall be responsible for ensuring that Broker/Dealer and general agents supervise its agents, representatives and sub-agents.

     INGAE is authorized to enter into separate written agreements on such terms and conditions as INGAE determines are consistent with this agreement with such entities that agree to participate in the distribution of the Contracts and will use their best efforts to solicit Broker/Dealers and general agents who will in turn solicit applications of the Contracts (the "Wholesalers").

III. Life Insurance Agents

     ING Southland is responsible for ensuring that Broker/Dealer and its agents or representatives and general agent and sub-agents meet all qualifications and hold such licenses or authorizations that are required for the solicitation or sale of the Contracts under the insurance laws of applicable jurisdictions.

IV. Suitability

     ING Southland desires to ensure that Contracts are sold only to purchasers for whom the Contracts are suitable. INGAE shall take reasonable steps to ensure that the agents or representatives of Broker/Dealer and sub-agents of general agents shall not make recommendations or solicitations of the Contracts to an applicant in the absence of reasonable grounds to believe that the purchase of the Contracts is suitable for each such applicant. A determination of suitability shall be based on information obtained by such representative, agent or sub-agent after reasonable inquiry of such applicant concerning, but not limited to the following: applicant's other security holdings, insurance and investment objectives, total financial situation and needs, applicant's ability to make continuing premium payments as contemplated by the Contracts, applicant's desire and ability to keep the Contracts in force for an appropriate period of time, applicant's marital status and dependents, along with such other information as is reasonable or is deemed reasonable by insurance or securities regulators.

V. Conformity with Disclosure Documents and Sales Materials

     In performing its duties as Distributor, INGAE will act in conformity with the final disclosure documents, the instructions and directions of ING Southland, the requirements of the 1933 Act, the 1940 Act, the 1934 Act, and other applicable federal and state laws and regulations. INGAE shall not give information nor make representations concerning any aspect of the Contracts or of ING Southland's operations to any person or entity unless such information or representations are contained in the disclosure documents for the Contracts or are contained in sales or promotional literature prepared and approved by ING Southland. INGAE will not use and will take reasonable steps to ensure that Broker/Dealer will not use any sales promotion materials or advertising which has not been approved in writing prior to such use by ING Southland.

VI. Expenses

     During the term of this agreement INGAE will be responsible for all of its expenses in complying with the terms of this agreement including, but not limited to, the following items: (a) costs associated with making and distributing sales presentations, mailings, sales promotion materials, advertising and other marketing efforts by INGAE in connection with the distribution or sale of the Contracts; and (b) compensation paid to employees of INGAE and to Wholesalers, Broker/Dealers, and general agents in connection with the distribution or sale of the Contracts.

     Notwithstanding any other provision of this agreement, it is understood and agreed upon that ING Southland shall, at all times, retain the ultimate responsibility for, and control of, all functions performed pursuant to this agreement. Further, ING Southland retains responsibility for and control of the marketing of the Contracts and reserves the right to direct, approve, or disapprove any action taken on its behalf by INGAE.

VII. Applications

     Complete applications for Contracts solicited by Broker/Dealers through its agents or representatives and general agents or sub-agents shall be transmitted directly to ING Southland at such address as ING Southland may from time to time specify. All payments made for or under the Contracts shall be made by check payable to "Southland Life Insurance Company" or by such other method specified as acceptable to ING Southland. If payment is received by INGAE, it shall be deemed to be, at all times, in a fiduciary capacity only and such payment shall be remitted promptly to ING Southland. All such payments are the property of ING Southland. ING Southland has the sole authority to approve or reject applications or payments and maintains ultimate responsibility for Contract underwriting. Notwithstanding any provision in this agreement to the contrary, ING Southland retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of ING Southland.

VIII. Standard of Care

     INGAE is responsible for exercising reasonable care in carrying out the terms of this agreement.

IX. Reports

     INGAE is responsible for maintaining the records relating to Broker/Dealer and general agent and their agents, representatives or sub-agents who are licensed, registered, or otherwise qualified to sell the Contracts. INGAE is also responsible for calculating and furnishing the fees payable to Broker/Dealers or general agents and for furnishing such periodic reports to ING Southland pertaining to the sale of Contracts pursuant to this agreement as may be required by ING Southland from time to time.

X. Records

     INGAE shall, at all times, maintain and preserve such records as are required by applicable laws and regulations. The books, accounts and records of ING Southland, the Separate Accounts, and INGAE shall be maintained so as to disclose, clearly and accurately, the nature and details of the transactions relating to the Contracts. Such books accounts and records shall include such accounting information as is necessary to support the reasonableness of the amounts to be paid by ING Southland under this agreement.

XI. Compensation

     ING Southland shall arrange for the payment of commissions, on behalf of INGAE to those Broker/Dealers and general agents who sell Contracts under agreements entered into pursuant to Section II of this agreement, and to wholesalers who solicit Broker/Dealers and general agents to sell Contracts under agreements entered into pursuant to Section II of this agreement, in such amounts as is agreed to and specified in such written agreements by ING Southland and INGAE.

     ING Southland agrees to reimburse INGAE for services rendered and product development relating to the sales efforts and other continuing obligations under this agreement. The charge to ING Southland for such services and obligations shall include all directly allocable expenses, reasonably and equitably determined to be attributable to ING Southland by INGAE, plus a separately determined portion of reasonable costs associated with INGAE operational and regulatory costs and expenses that are not directly attributable to ING Southland or other specific insurer for which INGAE provides services. The amount of such costs shall be agreed upon by the parties from time to time.

     The basis for the determination of such charges to ING Southland shall be those used by INGAE for internal cost distribution. Such basis shall be modified and adjusted by mutual agreement as necessary or appropriate to reflect the actual incidence of costs incurred by INGAE on behalf of ING Southland.

     Each month, INGAE shall submit to ING Southland a written statement of the amount owed by ING Southland for services rendered pursuant to this agreement for the month just ended. ING Southland shall pay the amount due to INGAE by the date due indicated on the statement.

     INGAE periodically will reconcile the estimated amount to the actual amount and will submit to ING Southland a written statement of difference. ING Southland shall pay additional amounts due to INGAE by the date due indicated on the statement. INGAE shall apply excess amounts paid, if any, to the next written statement of the amount estimated to be owed by ING Southland.

     If ING Southland objects to an amount payable on a statement, it shall notify INGAE of such objection within thirty (30) calendar days of receipt of the statement. If the parties are unable to reconcile such objection, they hereby agree to select a firm of independent certified public accountants ("CPA"). The CPA shall determine the charges properly allocable to ING Southland and shall, within a reasonable time, submit such determination along with the basis therefore, in writing, to INGAE and ING Southland. Such CPA determination shall be binding upon the parties. The cost of such a determination by the CPA shall be born equally by INGAE and ING Southland.

XII. Investigations and Proceedings

     INGAE and ING Southland agree to cooperate fully with each other in all insurance or securities investigations or proceedings or judicial proceedings arising in connection with the Contracts distributed under this agreement. INGAE further agrees to furnish such regulatory authorities with information or reports in connection with such services as may be requested in connection with the operations of ING Southland or the Separate Accounts in connection with such investigation or proceedings. INGAE and ING Southland further agree to cooperate fully in any regulatory investigation or proceeding with respect to their affiliates or their agents and representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this agreement: (a) without limiting any provision of this Section XII, INGAE will be notified promptly of all customer complaints or notices of all regulatory investigations or proceedings or judicial proceedings received by ING Southland with respect to INGAE or any agents, representatives, or sub-agents of a Broker/Dealer or general agent or other investigation or proceeding which may affect ING Southland's issuance of Contracts distributed or sold under this agreement; (b) without limiting any provision of this section XII, INGAE will promptly notify ING Southland of all customer complaints or notices of all regulatory investigations or proceedings received by INGAE or its affiliates with respect to ING Southland or its agents, representatives, or sub-agents of a Broker/Dealer or general agent in connection with Contracts distributed or sold under this agreement, or other activity in connection with such Contracts.

     In the case of a customer complaint, INGAE and ING Southland will cooperate fully with each other in investigating such complaint and an appropriate response will be sent to the other party under this agreement for approval at least five (5) business days prior to its distribution to the customer or regulatory authority, except that if a more prompt response is required, the response may be communicated by telephone or electronic means.

XIII. Indemnification

     ING Southland hereby agrees to indemnify and hold harmless INGAE and its officers, directors, and employees for all expenses (including legal expenses), losses, claims, damages, or liabilities incurred by reason of untrue or alleged untrue statements or representations of a material fact or omission or alleged omission to state a material fact required to be stated to make other statements not misleading, if made in reliance on any disclosure document, prospectus, registration statement, post effective amendment, or sales material supplied or approved by ING Southland or the Separate Accounts. ING Southland shall reimburse each such person for legal or other expenses reasonably incurred in connection with the investigation or defense of such loss, liability, damage or claim. However, in no case shall ING Southland be required to indemnify INGAE for expenses, losses, claims, damages, or liabilities which have resulted from the willful misfeasance, bad faith, negligence, misconduct or wrongful act of INGAE.

     INGAE hereby agrees to indemnify and hold harmless ING Southland, its officers, directors, and employees and the Separate Accounts for expenses, losses, claims, damages, or liabilities arising out of or based upon one or more of the following circumstances in connection with the offer or sale of the Contracts.

     (a)     Untrue, or alleged untrue statements or representations made except for statements made in reliance upon any disclosure document, prospectus, registration statement, or sales materials supplied or approved by ING Southland or the Separate Accounts.

     (b)     Failure to deliver a currently effective prospectus or other disclosure document.

     (c)     The use of unauthorized sales literature by an officer, employee, agent, or sub-agent of INGAE, Broker/Dealer or general agent.

     (d)     Willful misfeasance, bad faith, negligence, misconduct or wrongful act.

     INGAE shall reimburse each such person for legal or other expenses reasonably incurred in connection with the investigation or defense of any such loss, liability, damage or claim.

     Promptly after receipt by the party entitled to indemnification ("Indemnified Party") of a notice of the commencement of an action, if a claim for indemnification in response thereto is to be made against ING Southland or INGAE ("Indemnifying Party") such Indemnified Party will notify Indemnifying party in writing of the commencement thereof. Failure to notify the Indemnifying Party of such claim shall not relieve it from any liability which it may have had to the person against whom such action is brought otherwise than on account of this agreement contained in this section XIII. The Indemnifying Party shall be entitled to participate in the defense of the Indemnified Party and such participation shall not relieve such Indemnifying Party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself.

XIV. Agent of ING Southland or Separate Accounts

     A person, even though also an officer, director, employee, or agent of INGAE, who may be or become an officer, director, employee, or agent of ING Southland or the Separate Accounts shall be deemed, when rendering services to ING Southland or to the Separate Accounts or acting in any business of ING Southland or the Separate Accounts, to be rendering such services to or acting solely in the capacity of ING Southland or the Separate Accounts and not as an officer, director, employee, agent, or one under the control or direction of INGAE even if paid by INGAE. Likewise, a person, even though also an officer, director, employee, or agent of ING Southland or the Separate Accounts who may be or become an officer, director, employee, or agent of INGAE shall be deemed, when rendering services to INGAE or acting in any business of INGAE to be rendering such services to or acting solely for INGAE and not as an officer, director, employee, agent, or one under the control or direction of ING Southland or the Separate Accounts even if paid by ING Southland or the Separate Accounts.

XV. Books and Records

     It is expressly understood and agreed by the parties that all documents, reports, records, books, files, and other materials relating to this agreement and the services to be performed hereunder shall be the sole property of ING Southland and the Separate Accounts. All such property shall be held by INGAE as agent, during the effective term of this agreement. Such material shall be delivered to ING Southland upon the termination of this agreement free from any claim or retention of rights by INGAE, except as may be required by law. During the term of this agreement and for a period of three (3) years from the date of termination of this agreement, INGAE will not disclose or use records or information and will regard and preserve as confidential all information related to the business of ING Southland or the Separate Accounts that may have been obtained by INGAE from any source as a result of this agreement and will disclose such information only if ING Southland or the Separate Accounts have authorized such disclosure or if such disclosure is expressly required by federal, state or other regulatory authorities. INGAE further acknowledges and agrees, in the event of a breach or threatened breach by it of the provisions of this article, ING Southland will have no adequate remedy in money or damages and accordingly, ING Southland shall be entitled, in its discretion, to seek an injunction against such breach. However, no specification in this agreement of a specific legal or equitable remedy shall be construed as a waiver or a prohibition against any other legal or equitable remedy in the event of a breach of a provision of this agreement.

XVI. Employees

     INGAE will not employ, except with the prior written approval of the commissioner of insurance of the State of Texas, in connection with the handling of the separate account's assets any person who, to the knowledge of INGAE (a) in the last ten (10) years has been convicted of a felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of sections S 1341, 1342, or 1343 of Title 18, United States Code; (b) within the last ten (10) years has been found by a state regulatory authority to have violated or has acknowledged a violation of a provision of a state insurance law involving fraud, deceit, or knowing misrepresentation; (c) within the last ten (10) years has been found by a federal or state or other regulatory authority to have violated or have acknowledged a violation of a provision of federal or state securities laws or other regulation involving fraud, deceit, or knowing misrepresentation.

XVII. Termination

     This agreement shall terminate automatically upon its assignment without the prior written consent of all parties. This agreement may be terminated at any time, for any reason, by either party on sixty (60) days' written notice to the other party, without payment of a penalty. Upon termination of this agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premium subsequently received for the Contracts in effect at the time of termination, and the provisions contained in Sections XII and XIII, which shall survive indefinitely.

XVIII. Regulation

     This agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, and applicable state insurance and securities laws, and other applicable laws, as may be in effect from time to time, and the terms hereof shall be interpreted and construed in accordance therewith.

XIX. Independent Contractor

     INGAE shall act as an independent contractor and nothing herein shall constitute INGAE or its agents, officers, directors, or employees as agents, officers, or employees of ING Southland in connection with the sale or distribution of the Contracts.

XX. Notices

     Notices to be given to INGAE shall be in writing and dually given if mailed, first class postage pre-paid or otherwise delivered to INGAE attention: Chief Legal Officer at 1290 Broadway, Denver, Colorado 80203, or at such other address or to such individual as may be specified by INGAE. Notices to be given to ING Southland or the Separate Accounts shall be in writing and shall be duly given if mailed, first class postage pre-paid, or otherwise delivered to ING Southland attention Variable Counsel at 1290 Broadway, Denver, Colorado 80203 or at such other address or to such individual as may be specified by ING Southland.

XXI. Severability

     If a provision of this agreement shall be held or made invalid by a court decision, statute, rule, or otherwise the remainder of this agreement shall not be affected.

XXII. Governing Law

     This agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

     In witness whereof the parties hereto have caused this agreement to be duly executed as of the day and year first written above.

Southland Life Insurance Company		ING America Equities, Inc.

By:	/s/ Jim Livingston	By:	/s/ Martha E. Tokarchik

Date:	9/14/01	Date:	9/12/01